EXHIBIT 12.3

Charles River Laboratories, Inc.
Computation of Ratio of Adjusted EBITDA to Cash Interest Expense
(In millions, except ratio data)


                          Pro Forma         Pro Forma             Pro Forma
                         Fiscal Year    Nine Months Ended    Twelve Months Ended
                          Ended 1998    September 25, 1999    September 25, 1999
                         -----------    ------------------   -------------------
Adjusted EBITDA..........  $ 51,453          $ 45,468             $  57,031
Cash Interest Expense....    35,013            28,330                37,134
                           --------          --------             ---------
Adjusted EBITDA to Cash
  Interest Expense.......       1.5x              1.6x                 1.5x